                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                                   TVX, INC.


          TVX, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is TVX, Inc. TVX, Inc. was originally incorporated under the name "Securis Products, Inc." pursuant to its original Certificate of Incorporation filed with the Secretary of the State of Delaware on January 13, 1992.

          2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

          3. This Restated Certificate of Incorporation has been duly adopted pursuant to Section 245 of the General Corporation Law of the State of Delaware.

          4. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

          FIRST:  The name of the Corporation shall be TVX, Inc.

          SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

          THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is fifty-five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of common stock with a par value of $0.01 per share (the "Common Stock"), and five million (5,000,000) shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock").

    I.    Preferred Stock.  The Board of Directors is authorized, subject to
          ---------------
limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          A. The number of shares constituting that series and the distinctive designation of that series;

          B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          D. Whether that series shall have the conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up, or merger, consolidation, distribution or sale of assets of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

          H. Any other relative rights, preferences and limitations of that series. Shares of Preferred Stock may be authorized and issued, in aggregate amounts not exceeding the total number of shares of Preferred Stock authorized by the Certificate of Incorporation, from time to time as the Board of Directors of the Corporation shall determine and for such consideration as shall be fixed by the Board of Directors.

   II.    Designation of Series A Preferred Stock.  One million (1,000,000)
          ---------------------------------------
shares of the Corporation's Preferred Stock are hereby designated Series A Preferred Stock (hereinafter referred to as the "Series A Preferred"), with the powers, preferences and rights and the qualifications, restrictions, and limitations thereon specified in this Article FOURTH.

   III.   Designation of Series B Preferred Stock.  Five Hundred Seventy-Seven
          ---------------------------------------
Thousand, Eight Hundred Twelve (577,812) shares of the Corporation's Preferred Stock are hereby designated Series B Non-Voting Convertible Preferred Stock (hereinafter referred to as the "Series B Preferred"), with the powers, preferences and rights and the qualifications, restrictions, and limitations thereon specified in this Article FOURTH.

   IV.    Dividends.
          ---------

          A.   Right to Dividends.  Dividends on the Series A Preferred shall
               ------------------
accrue at the rate of $.15 per annum per share. The holders of outstanding Series A Preferred shall be entitled to receive such accrued dividends only when, as, and if declared from time to time by the Board of Directors, out of any assets at the time legally available. No undeclared or declared but unpaid dividend shall bear or accrue interest.

          B.   Priority of Dividends.  The holders of Series B Preferred shall
               ---------------------
be entitled to participate ratably with the holders of the Common Stock, in proportion to the number of shares owned by each such holder, in the declaration and payment of any dividend on the Common Stock. The Corporation shall make no Distribution (as defined below) to the holders of Series B Preferred or Common Stock in any fiscal year unless and until any and all accrued but undeclared or unpaid dividends shall have been paid upon all Series A Preferred. "Distribution" in this paragraph means the transfer of cash or property without consideration, whether by way of dividend of otherwise, or the purchase or redemption of shares of the Corporation for cash or property; provided, however, that Distribution does not include (i) a distribution which is part of a voluntary liquidation, dissolution or winding up of the Corporation or (ii) any redemption of Series A Preferred pursuant to Section III of this Article FOURTH.

   V.     Redemption.
          ----------

          A.   Methods of Redemption.  At any time after January 1, 1995, the
               ---------------------
Corporation shall have the right, and at any time after May 1, 1996, the holders of at least 60% of the Series A

Preferred then outstanding shall have the right upon the delivery of written notice to the Corporation (the "Redemption Notice") to require the Corporation:

          To redeem in cash out of any funds legally available therefor all outstanding shares of Series A Preferred, (or, in the case of (i) above, such lesser amount as such holders may elect), at a price equal to $1.00 per share, plus, in each case, any accrued but undeclared or unpaid dividends on the Series A Preferred (the "Redemption Price"). Within 30 days of its receipt of the Redemption Notice or its decision to exercise its right to redeem, as the case may be, the Corporation shall give written notice by mail, postage prepaid, to all the holders of the Series A Preferred. Such notice shall be addressed to each such stockholder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. Each such notice shall state the date on which the redemption is to be made (the "Redemption Date"), which shall be no later than 30 days after the date of such notice, the Redemption Price, and the number of shares of Series A Preferred of such holder to be redeemed and shall call upon such holder to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder's redeemed Series A Preferred. On or after the Redemption Date, each holder of shares of the Series A Preferred called for redemption shall surrender the certificate(s) evidencing such shares to the Corporation, and shall thereupon be entitled to receive payment of the Redemption Price. If less than all of the outstanding shares of the Preferred Stock are to be redeemed, then the Corporation shall redeem a pro rata portion from each holder of the Series A Preferred according to the respective number of shares of the Series A Preferred held by such holder.

          B.   Termination of Holders' Redemption Right.  The right of the
               ----------------------------------------
holders of the Series A Preferred to require the Corporation to redeem the Series A Preferred under Section III.A of this Article FOURTH shall terminate upon the closing of a public offering of the Corporation's Common Stock which results in net proceeds to the Corporation of at least $7,500,000.

          C.   No Violation.  There shall be no redemption of any shares of
               ------------
Series A Preferred where such redemption would be in violation of applicable law.

          D.   Effect of Redemption. Upon redemption, shares of Series A
               --------------------
Preferred shall be restored to the status of authorized, undesignated and unissued shares of Preferred Stock of the Corporation.


          E.   Series B Preferred.  The Series B Preferred shall not be
               ------------------
redeemable.

   VI.    Conversion.
          ----------

          A.   Conversion Rights.
               -----------------

               1.  Optional Conversion.  Each share of Series B Preferred shall
                    -------------------
be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and up to and including the day prior to the closing of a public offering described in the following paragraph (the "Conversion Period"), into fully paid and non-assessable shares of Common Stock of the Corporation, based upon the Conversion Rate then in effect.

               2.  Automatic Conversion.  Each outstanding share of Series B
                    --------------------
Preferred shall automatically be converted into fully paid and non-assessable shares of Common Stock of the Corporation, based on the Conversion Rate then in effect, immediately prior to the closing of an underwritten public offering of the shares of the Corporation pursuant to a registration statement filed under the Securities Act of 1933, as amended, at a price of not less than $5.00 per share (prior to underwriting discounts and expenses and adjusted for stock splits, stock dividends, reorganizations and the like) and with aggregate offering proceeds to the Corporation of not less than Ten Million Dollars ($10,000,000) or such lesser per share price and/or aggregate offering proceeds amount as may be approved in writing by the holders of at least a majority of the Series B Preferred.

          B.   Mechanics of Conversion.
               -----------------------

               1.  Optional Conversion.  Before any holder of shares of Series
                    -------------------
B Preferred will be entitled to convert the same into shares of Common Stock pursuant to paragraph VI.A.1. of this Article FOURTH, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that the holder elects to convert the same and will state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable thereafter, will issue and deliver at such office to such holder of Series B Preferred or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder will be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holder of such shares of Common Stock on such Conversion Date.

          2.  Automatic Conversion.  Conversion of all the outstanding
              --------------------
shares of Series B Preferred into shares of Common Stock pursuant to paragraph VI.A.2. of this Article FOURTH shall be deemed to have been made automatically and immediately prior to the closing of the qualifying public offering (the "Automatic Conversion Date"). Upon such automatic conversion, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such Common Stock on the Automatic Conversion Date whether or not such holder or holders shall have surrendered certificates for its or their shares of Series B Preferred to the Corporation. Upon the Automatic Conversion Date, the certificates representing all the shares of Series B Preferred shall be deemed to represent those shares of Common Stock receivable upon conversion; as soon as practicable after the surrender by any holder of its certificates for Series B Preferred, accompanied by a statement from the holder as to the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, the Corporation shall then issue and deliver, at the office of the Corporation to such holder or its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

         3.  Conversion Rate.  Each share of Series B Preferred shall be
             ---------------
convertible into one share of Common Stock, subject to adjustment as provided in paragraph VI.H. of this Article FOURTH (the "Conversion Rate").

         4.  New Certificates.  Upon conversion of only a portion of the
             ----------------
number of shares of Series B Preferred represented by a certificate surrendered for conversion, the Corporation shall issue and deliver upon the written order of the holder, a new certificate for the number of shares of the Series B Preferred represented by the unconverted portion of the certificate so surrendered.

   C.    No Fractional Shares.  The Corporation shall issue no fractional
         --------------------
shares of Common Stock or scrip upon conversion of shares of Series B Preferred. If more than one share of Series B Preferred shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon their conversion shall be computed on the basis of the aggregate number of shares of Series B Preferred so surrendered, and the Corporation will issue one additional share of Common Stock if any fractional shares of Common Stock would otherwise be issuable upon conversion of any shares of Series B Preferred.

   D.    Taxes Incident to Conversion.  The Corporation shall pay any
         ----------------------------
and all issue taxes and other taxes (excluding income taxes) that may be payable in respect to any issue or delivery of shares of Common Stock on conversion of Series B Preferred. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series B Preferred so converted was registered on the books of the Corporation.

              E.  Sufficient Reserves of Stock.  The Corporation shall at all
                  ----------------------------
times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred, the full number of shares of Common Stock deliverable upon the conversion of all Series B Preferred from time to time outstanding.

              F.  Valid Issue for Conversion.  All shares of Common Stock
                  --------------------------
which may be issued upon conversion of the shares of Series B Preferred shall, upon issuance by the Corporation, be validly issued, fully paid, non-assessable and free from all taxes, liens and charges with respect to their issuance.

              G.  Cancellation of Preferred on Conversion.  All certificates
                  ---------------------------------------
of the Series B Preferred surrendered for conversion shall be appropriately cancelled on the books of the Corporation, and the shares so converted represented by such certificates shall not be reissued, sold or transferred as shares of Series B Preferred, but shall return to the status of authorized, undesignated and unissued shares of Preferred Stock of the Corporation.

              H.  Stock Splits or Stock Dividends.  In case the Corporation
                  -------------------------------
shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, without an analogous and simultaneous subdivision of outstanding shares of Series B Preferred or issuance of a stock dividend on outstanding shares of Series B Preferred, the Conversion Rate in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased. In case the Corporation shall at any time combine the outstanding shares of Common Stock without an analogous and simultaneous combination of outstanding shares of Series B Preferred, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend, or combination.

  VII.   Liquidation Preference.
         ----------------------

        A.     Basic Preference Rights.  In the event of any voluntary or
               -----------------------
involuntary liquidation, dissolution, or winding up of the Corporation (a "Liquidation"):

               1.   Payments to Holders of Series A Preferred Stock.  Each
                    -----------------------------------------------
holder of shares of Series A Preferred then outstanding shall be entitled to receive an amount equal to $1.00 for each share of Series A Preferred, plus all accrued but undeclared or unpaid dividends thereon to the date fixed for distribution, before any payment shall be made in respect of the Corporation's Common Stock. The total payments made under this Section VII.A.1. shall be the "Total Liquidation Preference."

               2.   Payments to Holders of Common Stock and Series B Preferred.
                    -----------------------------------------------------------
After payment has been made to the holders of Series A Preferred of the Total Liquidation Preference, the holders of Common Stock and Series B Preferred then outstanding shall be entitled to participate ratably in the distribution of the remaining assets of the Corporation, if any, in proportion to the number of shares owned by each such holder.

               3.   Source of Liquidation Payment.  The holders of stock shall
                    -----------------------------
be paid under this Section VII.A. of Article FOURTH out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings.

               4.   Insufficient Assets.  If upon a Liquidation the assets of
                    -------------------
the Corporation available for distribution to its stockholders are insufficient to make full payment of the Total Liquidation Preference, then the holders of Series A Preferred shall share ratably in proportion to the number of shares owned by each such holder.

               5.   Merger or Acquisition.  Unless otherwise agreed to by the
                    ---------------------
holders of greater than 60% of the shares of the Series A Preferred which is then outstanding, the following shall be deemed to be a Liquidation: (i) a merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity or pursuant to which shares of the Corporation's capital stock would be converted into cash, securities or other property of another entity (other than a merger in which holders of the Corporation's capital stock immediately prior to the merger have the same proportionate ownership of common stock (or equivalent securities) of the surviving entity immediately after the merger as immediately before), (ii) a sale of greater than 80% of the Corporation's outstanding stock,
(iii) any other reorganization or transaction which results in the holders of the Corporation's outstanding stock immediately prior to such reorganization or transaction holding less than 80% of the outstanding capital stock of the surviving entity, or (iv) a sale of all or substantially all of the Corporation's assets.

           B.  Non-Cash Distributions on Liquidation.  In the event of any
               -------------------------------------
Liquidation of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed. With respect to the valuation of securities, the Corporation shall engage such appraiser as shall be approved by the holders of greater than 60% of the Series A Preferred then outstanding. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred of the appraisers' valuation.

    VIII.  No Impairment.  The Corporation shall not, by amendment of its
           -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms in this Article FOURTH to be observed or performed by the Corporation.

      IX.  Voting.  Except as otherwise provided in this Article FOURTH or as
           ------
required by law, the shares of Series A and Series B Preferred shall be non-voting shares.

       X.  Amendments and Changes.
           ----------------------

           A. As long as any of the Series A Preferred shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of greater than 60% of the shares of Series A Preferred then outstanding:

               1. Amend or repeal any provision of, or add any provision to the Corporation's Certificate of Incorporation or Bylaws which would increase the authorized number of shares of Preferred Stock or which would alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Series A Preferred.

              2. Authorize, create, or issue shares of any class of stock, any bonds, debentures, notes, or other obligations convertible into or exchangeable for or having option rights to purchase, any shares of stock of the Corporation having any preference or priority, as to dividends, assets or otherwise on a parity with or superior to any preferences or priority of the Series A Preferred.

              3. Reclassify any outstanding shares into shares having any preference or priority as to dividends, assets or otherwise superior to or on a parity with any such preference or priority of Series A Preferred.

              4. Merge, consolidate, reorganize or sell all or substantially all of the assets of the Corporation.

        B. As long as any of the Series B Preferred shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of greater than 50% of the shares of Series B Preferred then outstanding, amend or repeal any provision of, or add any provision to the Corporation's Certificate of Incorporation or Bylaws which would alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Series B Preferred.

   XI.  Reverse Stock Split

              On the date upon which this Amended and Restated Certificate of Incorporation becomes effective, each share of Common Stock which is issued and outstanding as of such date shall be split and converted into .9116 shares of Common Stock. The Corporation shall issue no fractional shares of Common Stock or Scrip as a result of such split. The number of full shares of Common Stock owned by each holder as a result of such split shall be computed on the basis of the aggregate number of shares of Common Stock owned by such holder immediately prior to such split, and the Corporation will issue one additional share of Common Stock to any holder to whom any fractional share of Common Stock would otherwise be issuable as a result of such split.

         FIFTH: The shareholders of the Corporation shall not have cumulative voting rights in the election of directors.

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized and empowered:

                 To make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors;

                 Subject to the laws of the State of Delaware, from time to time to sell, lease, or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

                 In addition to the powers and authorities hereinabove and by the laws of the State of Delaware conferred upon the Board of Directors, to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of such laws, the Certificate of Incorporation of the Corporation, as from time to time amended, and the Corporation's Bylaws.

          SEVENTH: The Corporation shall indemnify its directors, officers, employees and agents in accordance with the provisions of the General Corporation Law of the State of Delaware, now existing or as hereinafter amended. A unanimous vote of each class of Common Stock entitled to vote shall be required to amend this article.

          EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

          TENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change, or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and as limited herein; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

     Dated: February __, 1997

                              TVX, INC.



                              By:
                                 --------------------------------------
                                 Robert C. Mulverhill
                                 President

Attest:

--------------------------------
Thomas W. Vander Stel, Secretary